                                                            EXHIBIT 10.15
                                                            -------------


                             WRITTEN DESCRIPTION OF
                             ----------------------
          XCELLENET, INC. PERFORMANCE COMPENSATION PROGRAM, AS REVISED
          ------------------------------------------------------------

     The XcelleNet, Inc Performance Compensation Program (the "Program") is not set forth in a formal document. The following is a written description of all of the material aspects of the Program as administered by XcelleNet Inc. (the "Company").

     ELIGIBILITY. All full-time employees, including executive officers, of the Company are eligible to participate in the Program, except certain employees and officers in the sales organization of the Company who are eligible for specific revenue-based bonuses.

     BONUSES. The Program ties employee bonuses to specific performance expectations for each individual and to specific performance goals of the Company. Bonuses can be earned at two levels each year: (1) at the individual performance bonus ("IPB") level and (2) either (a) the management performance bonus ("MPB") level, or (b) the XcelleNet performance bonus ("XPB") level.

     PARTICIPATION RATES. At the beginning of each year covered by the Program, the Compensation and Stock Option Committee of the Company's Board of Directors (the "Compensation Committee"), based upon its subjective review of several factors, including the level of each executive officer's responsibility and the Compensation Committee's perception of the compensation paid to executive officers of other corporations similar in terms of size and industry to the Company, sets a participation rate for the IPB, and MPB for each executive officer based on a percentage of each such officer's salary ("IPB Percentage" and "MPB Percentage", respectively). For employees other than executive officers, an IPB Percentage and an MPB Percentage are recommended by the employee's manager and approved by the officer for the functional area and the Vice President Human Resources. Currently for employees the IPB Percentage typically ranges from 5% to 10% and the MPB Percentage ranges from 10% to 20%. Executive officers' IPB Percentages range from 0% to 10% and MPB Percentages range from 30% to 50%.

     No executive officers or other officers participate at the XPB level. For employees, a participation rate for the XPB (the "XPB Percentage") is recommended by the employee's manager and approved by the officer for the functional area and the Vice President Human Resources. Currently for employees the XPB Percentage is typically 5%.

     IPB PERFORMANCE GOALS. At the beginning of each quarter covered by the Program, the employee or executive officer's manager, respectively, sets specific individual performance goals ("IP Goals") based on the individual's specific job responsibilities.

     MPB AND XPB PERFORMANCE GOALS. At the beginning of each year covered by the Program, the executive officers set goals for the Company ("Company Performance Goals") based upon the Company's business plan and recommend such

Company Performance Goals to the Compensation Committee. Company Performance Goals generally pertain to certain financial areas of the Company's business (including, but not limited to, gross revenues, revenues per employee, operating income, operating margin, and earnings per share). The Company Performance Goals recommended by the executive officers to the Compensation Committee for the MPB level bonuses are generally equal to the Company's business plan targets. The Company Performance Goals recommended by the executive officers to the Compensation Committee for the XPB level bonuses are at levels above the Company's business plan targets. The Company Performance Goals are approved by the Compensation Committee in connection with each year covered by the Program.

     IPB LEVEL BONUSES PAYMENT. At the end of each quarter during the Program, each participant receives a bonus equal to his or her salary during the quarter multiplied by (i) the participant's IPB Percentage and (ii) a percentage based upon the participant's achievement of his or her specific IP Goals for the IPB level bonus (if an individual meets all of the IP Goals set for an IPB level bonus, this percentage would equal 100%).

     MPB LEVEL BONUSES PAYMENT. At the end of each year covered by the Program, each participant receives a bonus equal to his or her salary during the year multiplied by (i) the participant's MPB Percentage and (ii) a percentage based upon the Company's achievement of Company Performance Goals for the MPB level bonus (if the Company meets all of the Company Performance Goals set for an MPB level bonus, this percentage would equal 100%).

     XPB LEVEL BONUSES PAYMENT. At the end of each year covered by the Program, each participant receives a bonus equal to his or her salary during the year multiplied by (i) the participant's XPB Percentage and (ii) a percentage based upon the Company's achievement of Company Performance Goals for the XPB level bonus (if the Company meets all of the Company Performance Goals set for an XPB level bonus, this percentage would equal 100%).

     INDIVIDUAL PERFORMANCE ADJUSTMENTS. The Compensation Committee and the Chief Executive Officer of the Company may increase, reduce or eliminate certain bonus payments to the executive officers if they subjectively determine that a particular executive officer's individual performance warrants such adjustment. Similar performance adjustments may be made for any other employees on the recommendation of the employee's manager with the approval of the officer for the functional area and the Vice President - Human Resources.

                                       2